EXHIBIT 1

                            SHARE EXCHANGE AGREEMENT

                                  BY AND AMONG

                          ICHANCE INTERNATIONAL, INC.,
                            WORLDWIDE MANAGEMENT, SA
                                       AND
                         ANGELCITI ENTERTAINMENT, INC.,
                THE SOLE SHAREHOLDER OF WORLDWIDE MANAGEMENT, SA

                               FOR THE EXCHANGE OF

                                  CAPITAL STOCK

                                       OF

                           WORLDWIDE MANAGEMENT, INC.


                          DATED AS OF NOVEMBER 7, 2002


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                                TABLE OF CONTENTS
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SECTION                                                                                                    PAGE
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
                                                     ARTICLE I
                                         EXCHANGE OF SHARES FOR COMMON STOCK
1.1           Agreement to Exchange Shares for Common Stock..................................................1
1.2           Closing........................................................................................1

                                                     ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF WORLDWIDE MANAGEMENT AND ANGELCITI

2.1           Corporate Organization.........................................................................2
2.2           Capitalization of the Company..................................................................2
2.3           Subsidiaries and Equity Investments............................................................3
2.4           Authorization and Validity of Agreements.......................................................3
2.5           No Conflict or Violation.......................................................................3
2.6           Consents and Approvals.........................................................................3
2.7           Financial Statements...........................................................................3
2.8           Absence of Certain Changes or Events...........................................................4
2.9           Tax Matters....................................................................................4
2.10          Absence of Undisclosed Liabilities.............................................................5
2.11          Interests in Real Property.....................................................................5
2.12          Personal Property..............................................................................5
2.13          Licenses, Permits and Governmental Approvals...................................................5
2.14          Compliance with Law............................................................................6
2.15          Litigation.....................................................................................6
2.16          Contracts......................................................................................7
2.17          Employee Plans.................................................................................7
2.18          Insurance......................................................................................7
2.19          Environmental Matters..........................................................................8
2.20          Labor Matters..................................................................................8
2.21          Disclosure.....................................................................................9
2.22          Survival.......................................................................................9

                                                     ARTICLE III
                                            REPRESENTATIONS OF ANGELCITI

3.1           Title to Shares................................................................................9
3.2           Authorization and Reliability of Agreement.....................................................9
3.3           Investment Representation......................................................................9
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                                      (i)

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
                                                     ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES OF ICHANCE INTERNATIONAL, INC

4.1           Corporate Organization........................................................................10
4.2           Capitalization of iChance International.......................................................10
4.3           Subsidiaries and Equity Investments...........................................................10
4.4           Authorization and Validity of Agreements......................................................11
4.5           No Conflict or Violation......................................................................12
4.6           Consents and Approvals........................................................................12
4.7           Financial Statements..........................................................................12
4.8           Absence of Certain Changes or Events..........................................................12
4.9           Tax Matters...................................................................................13
4.10          Absence of Undisclosed Liabilities............................................................14
4.11          Interests in Real Property....................................................................14
4.12          Personal Property.............................................................................14
4.13          Licenses, Permits and Governmental Approvals..................................................14
4.14          Compliance with Law...........................................................................15
4.15          Litigation....................................................................................15
4.16          Contracts.....................................................................................15
4.17          Employee Plans................................................................................16
4.18          Insurance.....................................................................................16
4.19          Environmental Matters.........................................................................16
4.20          Labor Matters.................................................................................17
4.21          Investment Intent.............................................................................17
4.22          iChance International SEC Filings.............................................................17
4.23          Disclosure....................................................................................18
4.24          Survival......................................................................................18

                                                      ARTICLE V
                                                      COVENANTS

5.1           Certain Changes and Conduct of Business.......................................................18
5.2           Access to Properties and Records..............................................................20
5.3           Negotiations..................................................................................20
5.4           Consents and Approvals........................................................................21
5.5           Public Announcement...........................................................................21
5.6           Resignation of iChance's Officers and Directors ..............................................21
5.7           Divestiture of Interest.......................................................................21
5.8           Balance Sheet.................................................................................21
5.9           Worldwide Management Issuance ..............................................................  21
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                                      (ii)

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                                                     ARTICLE VI
                                 CONDITIONS TO OBLIGATIONS OF ICHANCE INTERNATIONAL

6.1           Representations and Warranties of Worldwide Manag. and Angelciti..............................22
6.2           Agreements and Covenants......................................................................22
6.3           Consents and Approvals........................................................................22
6.4           No Violation of Orders........................................................................22
6.5           Other Closing Documents....................................................................   22

                                                     ARTICLE VII
                                 CONDITIONS TO OBLIGATIONS OF WORLDWIDE MANAGEMENT
                                         AND THE SOLE SHAREHOLDER, ANGELCITI

7.1           Representations and Warranties of iChance ....................................................23
7.2           Agreements and Covenants......................................................................23
7.3           Consents and Approvals........................................................................23
7.4           No Violation of Orders........................................................................23
7.5           Other Closing Documents.......................................................................23
7.6           Resignation ..................................................................................24
7.7           Corporate Matters.............................................................................24

                                                  ARTICLE VIII
                                             TERMINATION AND ABANDONMENT

8.1           Methods of Termination........................................................................24
8.2           Procedure Upon Termination....................................................................25


                                                     ARTICLE IX
                                               POST-CLOSING AGREEMENTS

9.1           Consistency in Reporting......................................................................25
9.2           Indemnity.....................................................................................25

                                                      ARTICLE X
                                              MISCELLANEOUS PROVISIONS

10.1          Survival Provisions  .........................................................................26
10.2          Publicity ....................................................................................26
10.3          Successors and Assigns; No Third-Party Beneficiaries .........................................26
10.4          Investment Bankers, Financial Advisors, Brokers and Finders ..................................26
10.5          Fees and Expenses ............................................................................26
10.6          Notices ......................................................................................27
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                                     (iii)

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
10.7          Entire Agreement .............................................................................28
10.8          Severability .................................................................................28
10.9          Titles and Headings ..........................................................................28
10.10         Counterparts .................................................................................28
10.11         Convenience of Forum; Consent to Jurisdiction ................................................28
10.12         Enforcement of the Agreement .................................................................29
10.13         Governing Law ................................................................................29
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                                      (iv)

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                            SHARE EXCHANGE AGREEMENT


         THIS SHARE EXCHANGE AGREEMENT, dated as of November 7, 2002, by and among ICHANCE INTERNATIONAL, INC, a Nevada corporation ("iChance") and Worldwide Management, SA, a Costa Rica corporation ("Worldwide Management") and Angelciti Entertainment, Inc., a Nevada corporation and the sole Angelciti of Worldwide Management ("Angelciti"),

         WHEREAS, iChance is a corporation organized under the laws of the State of Nevada and is responsible for filing certain reports with the Securities and Exchange Commission ("SEC") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         WHEREAS, Angelciti owns 100% the issued and outstanding shares of common stock (the "Shares") of Worldwide Management; and

         WHEREAS, Angelciti believes it is in the best interest of its Angelciti to exchange the Shares for shares of the common stock, par value $.001 per share, of iChance, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the parties desire this to be a tax-free exchange under the Internal Revenue Code;

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                       EXCHANGE OF SHARES FOR COMMON STOCK

         SECTION 1.1. AGREEMENT TO EXCHANGE SHARES FOR COMMON STOCK. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Angelciti shall sell, assign, transfer, convey and deliver the Shares (representing 10,000 shares or 100% of the common stock of Worldwide Management) to iChance, and iChance shall accept the Shares from the Angelciti in exchange for the shares of Common Stock as defined below.

         SECTION 1.2. CLOSING. The closing of such exchange (the "Closing") shall take place at 10:00 a.m. E.S.T. on the second business day after the conditions to closing set forth in Articles VI and VII have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the principal offices of iChance at 14354 N. Frank Lloyd Wright Blvd., Suite 4, Scottsdale, Arizona. At the Closing, Angelciti shall deliver to iChance the stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration and exchange for the Shares, IChance shall exchange with Angelciti 21,000,000 shares of the common stock, par value $.001 per share (the "Common Stock"), of iChance, after the effectiveness of a 4 for 1 reverse split by IChance.

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                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF WORLDWIDE MANAGEMENT
                                  AND ANGELCITI

         Worldwide Management and Angelciti hereby represent, warrant and agree as follows:

         SECTION 2.1.   CORPORATE ORGANIZATION.

                  (a) Worldwide Management is a corporation duly organized, validly existing and in good standing under the laws of the Country of Costa Rica, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Worldwide Management or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Worldwide Management (a "Worldwide Management Material Adverse Effect");

                  (b) Copies of the Articles of Incorporation and By-laws of Worldwide Management, with all amendments thereto to the date hereof, have been furnished to IChance, and such copies are accurate and complete as of the date hereof. The minute books of Worldwide Management are current as required by law, contain the minutes of all meetings of the Board of Directors from date of incorporation to this date, and adequately reflect all material actions taken by the Board of Directors of Worldwide Management.

         SECTION 2.2. CAPITALIZATION OF THE COMPANY. The authorized capital stock of Worldwide Management consists of 10,000 shares of common stock$.01 par value per share, of which 10,000 shares are outstanding. All of the shares of capital stock have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. The Shares are the sole outstanding shares of capital stock of Worldwide Management, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of Worldwide Management.

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         SECTION 2.3. SUBSIDIARIES AND EQUITY INVESTMENTS. Worldwide Management
has no subsidiaries or equity interest in any corporation, partnership or joint venture.

         SECTION 2.4. AUTHORIZATION AND VALIDITY OF AGREEMENTS. Worldwide Management has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Worldwide Management and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Worldwide Management are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

         SECTION 2.5. NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement by Worldwide Management and Angelciti does not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of Worldwide Management, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Worldwide Management or Angelciti is a party or by which any of them is bound or to which any of its or their respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Worldwide Management, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Worldwide Management is bound.

         SECTION 2.6. CONSENTS AND APPROVALS. Schedule 2.6 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by Worldwide Management and Angelciti or the performance by Worldwide Management and Angelciti of its or their obligations hereunder.

         SECTION 2.7. FINANCIAL STATEMENTS. Worldwide Management was incorporated in December 2001 and commenced operations in May 2002. Angelciti has heretofore furnished to IChance unaudited consolidated financial statements for the six month period ended June 30, 2002 (the financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles, (ii) present fairly, in all material aspects, the financial position, results of operations and changes in financial position of Angelciti and Worldwide Management, as consolidated, as of such date and for the periods then ended, (iii) are complete, correct and in accordance with the books of account and records of Angelciti and Worldwide Management,
(iv) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Angelciti and Worldwide Management for federal income tax purposes, (v) and contain all entries recommended by Angelciti and Worldwide Management's Accountants.

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         SECTION 2.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2002
and except as set forth on Schedule 2.8:

                  (a) Worldwide Management has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of Worldwide Management. Worldwide Management does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Worldwide Management;

                  (b) there has not been any substantive change in any method of accounting or accounting practice of Worldwide Management;

                  (c) there has not been any declarations, setting aside or payment of dividends or distributions with respect to shares of Worldwide Management or any redemption, purchase or other acquisition of any other Worldwide Management's securities; and

                  (d) an increase in the compensation payable or to become payable to any director or officer of Worldwide Management.


         SECTION 2.9. TAX MATTERS. All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of Worldwide Management has been filed, and Worldwide Management has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. All Taxes of Worldwide Management have been paid or adequately provided for and Worldwide Management knows of no proposed additional tax assessment against Worldwide Management not adequately provided for in the Financial Statements. No deficiency for any Taxes has been asserted or assessed by a taxing authority against Worldwide Management, there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of Worldwide Management. In the ordinary course, Worldwide Management makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by Worldwide Management. Worldwide Management has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

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         "Taxes" shall, for purposes of this Agreement, mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

         SECTION 2.10. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.10 Worldwide Management has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the balance sheet of Worldwide Management as of that date included in the Financial Statements other than liabilities incurred or accrued in the ordinary course of business since September 30, 2002. Except as shown in such balance sheets or in the notes to the Financial Statements, Worldwide Management is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person.

         SECTION 2.11. INTERESTS IN REAL PROPERTY. Worldwide Management does not own any item of real property.

         SECTION 2.12. PERSONAL PROPERTY. Worldwide Management owns all personal property ("Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens described in Schedule 2.12. All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of Worldwide Management: (i) is in such operating condition repair as may be necessary to carry on the business of Worldwide Management as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, for all purposes of the business of Worldwide Management.

         SECTION 2.13. LICENSES, PERMITS AND GOVERNMENTAL APPROVALS. Schedule
2.13 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to Worldwide Management by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit is valid and in full force and effect, and, to Worldwide Management's best knowledge, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of Worldwide Management's business in the manner now conducted and as has been proposed by Worldwide Management to be conducted. Except as set forth in
Schedule 2.13, no such License and Permit will in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement.

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         SECTION 2.14. COMPLIANCE WITH LAW. The operations of Worldwide
Management have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Worldwide Management and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a Worldwide Management Material Adverse Effect. Worldwide Management has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to Worldwide Management or any of its assets, properties or operations.

         SECTION 2.15. LITIGATION. Except as set forth on Schedule 2.15, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the Worldwide Management's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Worldwide Management or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Worldwide Management or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation. Schedule 2.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither Worldwide Management nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator, that would have a Worldwide Management Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

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         SECTION 2.16. CONTRACTS. Schedule 2.16 sets forth a true and complete list of all material contracts, agreements and other instruments to which Worldwide Management is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material, (a) contracts, agreements and commitments not made in the ordinary course of business; (b) purchase and supply contracts;
(c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit; (d) leases and subleases of real or personal property; (e) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (f) contracts or commitments limiting or restraining Worldwide Management from engaging or competing in any lines of business or with any person, firm, or corporation; (h) partnership and joint venture agreements; and (i) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. Worldwide Management has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Commitment, and to Worldwide Management's best knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of Worldwide Management's knowledge, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

         SECTION 2.17. EMPLOYEE PLANS. Schedule 2.17 lists every pension, savings, retirement, severance health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which Worldwide Management maintains, or has any obligation to contribute to and Worldwide Management is in compliance with such plans.

         SECTION 2.18. INSURANCE. Schedule 2.18 lists the insurance and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of Worldwide Management. Except as set forth in Schedule 2.18, all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers (to Worldwide Management's best knowledge) and sufficient for all applicable requirements of law and will not in any way be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. Worldwide Management is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. Except as set forth in Schedule 2.18, there is no claim by Worldwide Management pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

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         SECTION 2.19. ENVIRONMENTAL MATTERS. Worldwide Management has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a Worldwide Management Material Adverse Effect. Worldwide Management has not performed or suffered any act which could give rise to, or has otherwise incurred liability to any person (governmental or not) under any Environmental Laws, nor has Worldwide Management received notice of any such liability or any claim therefor.

         SECTION 2.20.   LABOR MATTERS.

                  (a) Except as set forth in Schedule 2.20: (i) Worldwide Management is not a party to any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) Worldwide Management is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law); (iii) Worldwide Management is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Worldwide Management nor does Worldwide Management know of any activities or proceedings of any labor union to organize any such employees. Worldwide Management has not breached or otherwise failed to comply with any provisions of any employment or labor agreement, and there are no grievances outstanding thereunder.

                  (b) Except as set forth in Schedule 2.20: (i) Worldwide Management is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending; (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to Worldwide Management's best knowledge, threatened against or affecting Worldwide Management, and Worldwide Management has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or written respect to employees of Worldwide Management since June 30, 2002; (iv) there is no question concerning representation exists relating to the employees of Worldwide Management; (v) there are no charges with respect to or relating to Worldwide Management pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (vi) Worldwide Management has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Worldwide Management and no such investigation is in progress.

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         SECTION 2.21. DISCLOSURE. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Worldwide Management in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

         SECTION 2.22. SURVIVAL. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Worldwide Management at the Closing as if made at such time and shall survive the Closing for a period terminating on the fourth anniversary.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ANGELCITI

         The Angelciti hereby represents, warrants and agrees as follows:

         SECTION 3.1. TITLE TO SHARES. Angelciti will have at the Closing, valid and marketable title to all of the Shares, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.

         SECTION 3.2. AUTHORIZATION AND RELIABILITY OF AGREEMENT. Angelciti has the power to enter into this Agreement and to carry out the obligations hereunder. This Agreement has been duly executed by Angelciti, or its authorized representative, and constitutes the valid and binding obligation of Angelciti and is enforceable against Angelciti in accordance with its terms.

         SECTION 3.3. INVESTMENT REPRESENTATION. Angelciti is acquiring the shares of Common Stock of iChance for its own account and has no present arrangement or agreement for the sale, pledge or hypothecation of the shares of Common Stock of iChance to any person or firm and Angelciti has acknowledged that it is acquiring the shares of Common Stock of iChance in good faith for the purposes of investment, that the shares of Common Stock of iChance have not been registered under the Securities Act of 1993, as amended, and that it has agreed to the placement of a restrictive legend thereon.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ICHANCE

         iChance represents, warrants and agrees as follows:

         SECTION 4.1.    CORPORATE ORGANIZATION.

                  (a) iChance is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by iChance or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of iChance (a "IChance Material Adverse Effect").

                  (b) Copies of the Articles of Incorporation and By-laws of iChance, with all amendments thereto to the date hereof, have been furnished to Angelciti and Worldwide Management, and such copies are accurate and complete as of the date hereof. The minute books of iChance are current as required by law, contain the minutes of all meetings of the Board of Directors, committees of the Board of Directors from the date of incorporation to this date, and adequately reflect all material actions taken by the Board of Directors and committees of the Board of Directors of iChance.

         SECTION 4.2. CAPITALIZATION OF THE COMPANY; TITLE TO THE SHARES. The authorized capital stock of iChance consists of (a) 25,000,000 shares of common stock, par value $.001 per share, of which 11,860,000 shares are outstanding (the "iChance Shares"). All of the outstanding shares of capital stock have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. Except as set forth on
Schedule 4.2, the iChance Shares are the sole outstanding shares of capital stock of iChance, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of iChance.

         SECTION 4.3.      SUBSIDIARIES AND EQUITY INVESTMENTS.

                  (a) Schedule 4.3 sets forth (i) the name of each corporation which iChance will own at the date of Closing, directly or indirectly, shares of capital stock having in the aggregate 10% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation (hereinafter referred to collectively as "Subsidiaries" and individually as a "Subsidiary") (ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which iChance has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses (i) and (ii) above, (A) the jurisdiction of incorporation, (B) the capitalization thereof and the percentage of each class of capital voting stock owned by iChance, (C) a description of any contractual limitations on the holder's ability to vote or alienate such securities, (D) a description of any outstanding options or other rights to acquire securities of such corporation, and (E) a description of any other contractual provision to which iChance is subject which would materially limit or impair any of iChance's ownership of such entity or interest or its ability to effectively exercise the full rights of ownership of such entity or interest; and (iv) in the case of each of such unincorporated entities, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

                  (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by iChance or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of iChance. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable. iChance owns of record and beneficially such amounts of securities of the Subsidiaries as are identified in
Schedule 4.3 hereto and, aside from the items identified in Schedule 4.3, iChance owns such securities free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any Subsidiary.

         SECTION 4.4. AUTHORIZATION AND VALIDITY OF AGREEMENTS. iChance has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by iChance and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of IChance are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

         SECTION 4.5. NO CONFLICT OR VIOLATION. Except as otherwise set forth on
Schedule 4.5, the execution, delivery and performance of this Agreement by iChance does not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of iChance, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which iChance is a party or by which it is bound or to which any of its respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of iChance, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which iChance is bound.

         SECTION 4.6. CONSENTS AND APPROVALS. Schedule 4.6 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by IChance or the performance by IChance of its obligations hereunder.

         SECTION 4.7. FINANCIAL STATEMENTS. iChance has heretofore furnished to Worldwide Management and Angelciti (a) audited financial statements as of and for the years ended on December 31, 2002 and 2001, accompanied by the reports thereon of iChance's Accountants, and the unaudited financial statements for the period ended June 30, 2002 (the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles, (ii) present fairly, in all material respects, the financial position, results of operations and changes in financial position of iChance as of such dates and for the periods then ended, (iii) are complete, correct and in accordance with the books of account and records of IChance, (iv) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by iChance for federal income tax purposes, and (v) contain all entries recommended by iChance's Accountants.

         SECTION 4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2002, and except (i) as contemplated by this Agreement (ii) set forth in the reports filed by iChance (the "iChance Public Reports") with the SEC or (iii) as set forth on Schedule 4.8:

                  (a) iChance has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of iChance. IChance does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of iChance;

                  (b) there has not been any substantive change in any method of accounting or accounting practice of iChance;

                  (c) there have not been any declarations, setting aside or payment of dividends or distributions with respect to shares of iChance or any redemption, purchase or other acquisition of any other iChance's securities; and

                  (d) an increase in the compensation payable or to become payable to any director or officer of iChance other than pursuant to employment agreements or consistent with prior past practices.

         SECTION 4.9. TAX MATTERS. All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of iChance has been filed, and iChance has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. All Taxes of iChance have been paid or adequately provided for and iChance knows of no proposed additional tax assessment against iChance not adequately provided for in the Financial Statements. No deficiency for any Taxes has been asserted or assessed by a taxing authority against iChance, there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of iChance. In the ordinary course, iChance makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by iChance. iChance has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

         Taxes shall for purposes of this Agreement mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

         Schedule 4.9 sets forth an accurate and complete list of all tax loss carry-forwards.

         SECTION 4.10. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.10 or 4.i6, IChance has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the balance sheet of iChance as of June 30, 2002, other than liabilities incurred or accrued in the ordinary course of business since June 30, 2002. Except as shown in such balance sheets or in the notes to the Financial Statements or as disclosed in a iChance Public Report, iChance is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

         SECTION 4.11. INTERESTS IN REAL PROPERTY. Other than the office lease relating to the property located at 14354 N. Frank Lloyd Wright Blvd., Suite 4, Scottsdale, Arizona 85260 to be terminated as of the Closing, iChance does not own or lease any real property.

         SECTION 4.12. PERSONAL PROPERTY. iChance owns all personal property (including properties that may be deemed to be a mix of personal property and Real Property, ("Personal Property")) purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens described in Schedule 4.12. All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of, any of, iChance: (i) is, in the aggregate, in such operating condition repair as may be necessary to carry on the business of iChance as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, for all purposes of the business of iChance.

         SECTION 4.13. LICENSES, PERMITS AND GOVERNMENTAL APPROVALS. Schedule
4.13 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to IChance by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit is valid and in full force and effect, and, to IChance's best knowledge, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of IChance's business in the manner now conducted and as has been proposed by IChance to be conducted. Except as set forth in Schedule 4.13, no such License and Permit will in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement.

         SECTION 4.14. COMPLIANCE WITH LAW. The operations of IChance have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over IChance and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a IChance Material Adverse Effect. IChance has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to IChance or any of its assets, properties or operations.

         SECTION 4.15. LITIGATION. Except as disclosed in a IChance Public Report, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the IChance's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against IChance or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of IChance or the transactions contemplated by this Agreement, nor is any basis known to IChance for any such action, suit, proceeding or investigation. Schedule 4.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither IChance nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that would have a IChance Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

         SECTION 4.16. CONTRACTS. Schedule 4.16 sets forth a true and complete list of all material contracts, agreements and other instruments to which IChance is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material, (a) contracts, agreements and commitments not made in the ordinary course of business; (b) purchase and supply contracts; (c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit; (d) leases and subleases of real or personal property; (e) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (f) contracts or commitments limiting or restraining IChance from engaging or competing in any lines of business or with any person, firm, or corporation; (h) partnership and joint venture agreements; and (i) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Except as disclosed in a IChance Public Report, each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof except as disclosed in a IChance Public Report. IChance has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Commitment, and to IChance's best knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as disclosed in a IChance Public Report. To the best of IChance's knowledge, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

         SECTION 4.17. EMPLOYEE PLANS. IChance has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA relating to continuation coverage for group health plans. Schedule
4.17 lists every pension, savings, retirement, severance health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which IChance maintains, or has any obligation to contribute to.

         SECTION 4.18. INSURANCE. Schedule 4.18 lists the insurance and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of IChance. Except as set forth in
Schedule 4.18, all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers (to IChance's best knowledge) and sufficient for all applicable requirements of law and will not in any way be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. IChance is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. Except as set forth in
Schedule 4.18, there is no claim by IChance pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         SECTION 4.19. ENVIRONMENTAL MATTERS. IChance has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a IChance Material Adverse Effect. IChance has not performed or suffered any act which could give rise to, or has otherwise incurred liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. S 9601 et seq. or any other Environmental Laws, nor has Company received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of such Act to any governmental agency with respect to any of its respective assets.

         SECTION 4.20.   LABOR MATTERS.

                  (a) Except as set forth in Schedule 4.20: (i) IChance is not a party to any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) IChance is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law); (iii) IChance is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by IChance nor does IChance know of any activities or proceedings of any labor union to organize any such employees. IChance has not breached or otherwise failed to comply with any provisions of any employment or labor agreement, and there are no grievances outstanding thereunder.

                  (b) Except as set forth in Schedule 4.20: (i) IChance is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to IChance's best knowledge, threatened against or affecting IChance, and IChance has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or written respect to employees of IChance since June 30, 2002; (iv) there is no representation claim or petition pending before the NLRB and no question concerning representation exists relating to the employees of IChance; (v) there are no charges with respect to or relating to IChance pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (vi) IChance has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of IChance and no such investigation is in progress.

         SECTION 4.21. INVESTMENT INTENT. The Shares will be acquired hereunder solely for the account of IChance, for investment, and not with a view to the resale or distribution thereof.

         SECTION 4.22. SEC FILINGS. IChance has heretofore delivered to the Angelciti copies of IChance's Annual Report on Form 10-KSB for the year ended December 31, 2001 and the Form 10-QSB for the period ended June 30, 2002. As of the respective dates, such reports compiled in all material respects with all applicable requirements of the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. IChance has filed, timely, all periodic and other reports, schedules, forms, exhibits, statements and other documents required to be filed by it with the SEC under the Exchange Act. iChance is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the 1934 Act. The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act and the Common Stock is listed and trades on the Over-The-Counter Bulletin Board. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been publicly disclosed by iChance that (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

         SECTION 4.23. DISCLOSURE. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of IChance in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

         SECTION 4.24. SURVIVAL. Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by IChance at the Closing as if made at such time and shall survive the Closing for a period terminating on the fourth anniversary.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1.   CERTAIN CHANGES AND CONDUCT OF BUSINESS.

                  (a) From and after the date of this Agreement and until the Closing Date, IChance shall conduct, its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations or warranties of IChance, and without the prior written consent of Angelciti and Worldwide Management, IChance will not, except as required or permitted pursuant to the terms hereof:

                           (i) make any material change in the conduct of its
businesses and operations enter into any transaction other than in the ordinary course of business consistent with past practices;

                           (ii) make any change in its Articles of Incorporation
or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                           (iii) (A) incur, assume or guarantee any indebtedness
for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, or (B) issue any securities convertible or exchangeable for debt securities of IChance;

                           (iv) make any sale, assignment, transfer, abandonment
or other conveyance of any of its assets or any part thereof;

                           (v) subject any of its assets, or any part thereof,
to any Lien or suffer such to be imposed other than such Liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have a material adverse effect on IChance;

                           (vi) acquire any assets, raw materials or properties,
or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

                           (vii) enter into any new (or amend any existing)
employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

                           (viii) make or commit to make any material capital
expenditure;

                           (ix) pay, loan or advance any amount to, or sell,
transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

                           (x) guarantee any indebtedness for borrowed money or
any other obligation of any other person;

                           (xi) fail to keep in full force and effect insurance
comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

                           (xii) take any other action that would cause any of
the representations and warranties made by it in this Agreement not to remain true and correct in all material;

                           (xiii) make any loan, advance or capital contribution
to or investment in any person;

                           (xiv) make any change in any method of accounting or
accounting principle, method, estimate or practice;
                           (xv) settle, release or forgive any claim or
litigation or waive any right;

                           (xvi) commit itself to do any of the foregoing.

                           (xvii) continue to maintain, in all material
respects, its properties in accordance with present practices in a condition suitable for its current use;

                           (xviii) file, when due or required, federal, state,
foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                           (xix) continue to conduct its business in the
ordinary course consistent with past practices;

                           (xx) keep its books of account, records and files in
the ordinary course and in accordance with existing practices; and

                           (xxi) continue to maintain existing business
relationships with suppliers.

         SECTION 5.2. ACCESS TO PROPERTIES AND RECORDS. Worldwide Management shall afford IChance, and IChance shall afford to Worldwide Management's accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

         SECTION 5.3. NEGOTIATIONS. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of party or persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of common stock or similar transaction involving any party thereof except as permitted by Section 5.1(a)(iv). A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

         SECTION 5.4. CONSENTS AND APPROVALS. The parties, (i) shall use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, and (ii) shall diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection with such transactions .

         SECTION 5.5. PUBLIC ANNOUNCEMENT. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

         SECTION 5.6. RESIGNATIONS OF ICHANCE'S OFFICERS AND DIRECTORS. On the date of this Agreement, IChance shall receive the resignations of all officers and directors of IChance and IChance shall have caused such persons as directed by Angelciti to be appointed to IChance as officers and directors of IChance.

         SECTION 5.7. DIVESTITURE OF INTERESTS. As a condition to Angelciti and Worldwide Management consummating this Agreement, Angelciti and Worldwide Management have required IChance to cause Georgios Polyhronopoulos to, and Georgios Polyhronopoulos has agreed and shall, at or immediately prior to Closing, take all steps necessary to divest and return to the treasury of iChance for cancellation 5,250,000 shares of his interest in iChance.

         SECTION 5.8. BALANCE SHEET. IChance and Worldwide Management shall deliver to each other prior to Closing, a balance sheet dated as of September 30, 2002.

         SECTION 5.9. WORLDWIDE MANAGEMENT ISSUANCE. From and after the date of this Agreement until the Closing Date, Worldwide Management shall not issue any additional shares of its capital stock.

                                   ARTICLE VI

                      CONDITIONS TO OBLIGATIONS OF ICHANCE

         The obligations of IChance to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by IChance in its sole discretion:

         SECTION 6.1. REPRESENTATIONS AND WARRANTIES OF WORLDWIDE MANAGEMENT. All representations and warranties made by Worldwide Management in this Agreement shall be true and correct on and as of the Closing Date as if again made by Worldwide Management on and as of such date.

         SECTION 6.2. AGREEMENTS AND COVENANTS. Each of Worldwide Management and Angelciti shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by any of them on or prior to the Closing Date.

         SECTION 6.3. CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

         SECTION 6.4. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Worldwide Management shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been.instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

         SECTION 6.5. OTHER CLOSING DOCUMENTS. IChance shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Worldwide Management or in furtherance of the transactions contemplated by this Agreement as IChance or its counsel may reasonably request.

                                   ARTICLE VII

         CONDITIONS TO OBLIGATIONS OF WORLDWIDE MANAGEMENT AND ANGELCITI

         The obligations of Worldwide Management and Angelciti to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Worldwide Management and Angelciti in their sole discretion, as the case may be.

         SECTION 7.1. REPRESENTATIONS AND WARRANTIES OF ICHANCE. All representations and warranties made by IChance in this Agreement shall be true and correct on and as of the Closing Date as if again made by IChance on and as of such date.

         SECTION 7.2. AGREEMENTS AND COVENANTS. IChance shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         SECTION 7.3. CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date, including but not limited to the approval of the Board of Directors of Angelciti and Worldwide Management, and the majority shareholders of Angelciti. In connection with obtaining a majority shareholder approval and under the rules and regulations of the Exchange Act, Angelciti will file a Schedule 14C with the SEC and the shareholder approval will be effective 21 days following the day the definitive Schedule 14C is filed with the SEC.

         SECTION 7.4. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of IChance and its subsidiaries, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

         SECTION 7.5. OTHER CLOSING DOCUMENTS. Worldwide Management shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of IChance or in furtherance of the transactions contemplated by this Agreement as Worldwide Management or its counsel may reasonably request.

         SECTION 7.6. RESIGNATION. The resignation of all the officers and directors of IChance have been received and Angelciti nominees have been appointed as officers and directors.

         SECTION 7.7. CORPORATE MATTERS. IChance shall have caused to occur the transactions and matters set forth in Sections 5.7, 5.8 and 5.9 all in form and substance reasonably satisfactory to Angelciti and Worldwide Management.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

         SECTION 8.1. METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the
Closing:

                  (a) By the mutual written consent of Angelciti, Worldwide Management and IChance;

                  (b) By IChance, upon a material breach of any representation, warranty, covenant or agreement on the part of Worldwide Management and Angelciti set forth in this Agreement, or if any representation or warranty of Worldwide Management or Angelciti shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "Worldwide Management Breach"), and such breach shall, if capable of cure, have not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

                  (c) By Angelciti and Worldwide Management, upon a material breach of any representation, warranty, covenant or agreement on the part of IChance set forth in this Agreement, or, if any representation or warranty of IChance shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied (a "IChance Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

                  (d) By either Angelciti and Worldwide Management or IChance, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either Angelciti or IChance, if the Closing shall not have been consummated as a result of IChance, Angelciti or Worldwide Management having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

                  (e) By either Angelciti and Worldwide Management or IChance if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

         SECTION 8.2. PROCEDURE UPON TERMINATION. In the event of termination and abandonment of this Agreement by Worldwide Management, Angelciti or IChance pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided in Sections 10.1, 10.4 and 10.5 hereof; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

                                   ARTICLE IX

                             POST-CLOSING AGREEMENTS

         SECTION 9.1. CONSISTENCY IN REPORTING. Each party hereto agrees that:
(i) the transaction is intended to qualify as a tax-free transaction under the Code; (ii) the transaction shall be reported for Federal income tax purposes as a tax-free transaction; (iii) for purposes of all financial statements, tax returns and reports, and communications with third parties, the transactions contemplated in this agreement and ancillary or collateral transactions will be treated as a tax-free transaction; and (iv) if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was with the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

         SECTION 9.2. INDEMNITY. IChance shall honor the terms and conditions of the indemnification agreements listed on Schedule 4.16 as in effect on the date of Closing.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. SURVIVAL OF PROVISIONS. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the-consummation of the transactions contemplated by this Agreement, subject to Sections 2.22, 4.24 and 9.2. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

         SECTION 10.2. PUBLICITY. Neither party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure.

         SECTION 10.3. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

         SECTION 10.4. INVESTMENT BANKERS, FINANCIAL ADVISORS, BROKERS AND FINDERS.

                  (a) Angelciti and Worldwide Management represent and warrant to IChance that, except for Paul Raddeker, they have not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby. AngelCiti will be responsible for compensating Mr. Raddeker in connection with this transaction.

                  (b) IChance represents and warrants to Angelciti and Worldwide Management that it has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

         SECTION 10.5. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

         SECTION 10.6. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                   (a)      If to IChance, to:

                           14354 N. Frank Lloyd Wright Blvd.
                           Suite 4
                           Scottsdale, Arizona 85260
                           Attention: Georgios Polyhronopoulos

                           with a copy to:

                           Law Offices of Patrick M. Passenheim
                           Koll Center
                           501 West Broadway
                           Suite 500
                           San Diego, CA 92101
                           Attn:    Patrick M. Passenheim, Esq.

                  (b)      If to Worldwide Management, to:

                           Oficentro La Sabana
                           Edificio #1, Piso #3
                           San Jose, Costa Rica
                           Attention:  Gary Contreras

                  (c)      If to Angelciti, to:

                           9000 Sheridan Street
                           Suite 9
                           Pembroke Pines, FL 33024
                           Attention: Larry Hartman
                           with a copy to:

                           Katz, Barron, Squitero & Faust, P.A.
                           100 N.E. Third Avenue
                           Suite 280
                           Fort Lauderdale, Florida 33301
                           Attention: Roxanne K. Beilly, Esq.


or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this
Section 10.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 11.6.

         SECTION 10.7. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

         SECTION 10.8. SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         SECTION 10.9. TITLES AND HEADINGS. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

         SECTION 10.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         SECTION 10.11. CONVENIENCE OF FORUM; CONSENT TO JURISDICTION. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Florida located in Broward County, and/or the United States District Court for the Southern District of Florida, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 10.6.

         SECTION 10.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 10.13. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice-of-law provisions thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     ICHANCE INTERNATIONAL, INC.


                                     s/  Georgios Polyhronopoulos
                                    ------------------------------
                                         Georgios Polyhronopoulos

                                    WORLDWIDE MANAGEMENT, SA

                                    s/  Gary Contreras
                                    ------------------
                                        Gary Contreras

                                    ANGELCITI ENTERTAINMENT, INC.

                                    s/  Lawrence Hartman
                                    --------------------
                                        Lawrence Hartman

                                    SCHEDULES


Schedule 2.6 - None
Schedule 2.10 -
Accounts Payable - TNT                                              $1,967.10
Accounts Payable - Montana Overseas                                $15,000.00
Accounts Payable - Lt Baroda                                      $148,957.79
Accounts Payable - Angelciti                                      $120,728.76
Schedule 2.12 - None
Schedule 2.13- None
Schedule 2.15 - None
Schedule 2.16 -
1.       Software Licensing Agreement with Montana Overseas
2.       Various Payment Processing Agreements
Schedule 2.17 - None
Schedule 2.18 - None
Schedule 2.20 - None

Schedule 4.3 - None
Schedule 4.6 - None
Schedule 4.8 - None
Schedule 4.10 - None
Schedule 4.12 - None
Schedule 4.13 - None
Schedule 4.16 - Agreement with Futurebet.com for the use of Gaming Software
Schedule 4.17 - None
Schedule 4.18 - None
Schedule 4.20 - None

                                    Exhibit B
                           RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

 NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

 NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
(Added to NRS by 1995, 2087)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

         1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

         2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

 NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

         1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the domestic corporation is a party:

                      (1) If approval by the stockholders is required for the
                          merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

                      (2) If the domestic corporation is a subsidiary and is
                          merged with its parent under NRS 92A.180.

                  (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

                  (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

         2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

(Added to NRS by 1995, 2087).

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

         1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:


                  (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

                  (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

                      (1) Cash, owner's interests or owner's interests and cash
                          in lieu of fractional owner's interests of: (I) The surviving or acquiring entity; or (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

                      (2) A combination of cash and owner's interests of the
                          kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).


         2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

(Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

         1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

         2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

                  (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

                  (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

(Added to NRS by 1995, 2089).

NRS 92A.410 Notification of stockholders regarding right of dissent.

         1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

         2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730)


NRS 92A.420 Prerequisites to demand for payment for shares.

         1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

                  (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (b) Must not vote his shares in favor of the proposed action.

         2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2089; 1999, 1631).

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

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

         1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

         2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

                  (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

                  (b) Inform the holders of shares not represented by
                      certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

                  (e) Be accompanied by a copy of NRS 92A.300 to 92A.500,
                      inclusive.

(Added to NRS by 1995, 2089.)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

         1.       A stockholder to whom a dissenter's notice is sent must:

                  (a) Demand payment;

                  (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification;

                  (c) Deposit his certificates, if any, in accordance with the terms of the notice.

         2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action

         3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730)

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

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

         1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

         2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

(Added to NRS by 1995, 2090).

NRS 92A.460 Payment for shares: General requirements.

         1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

                  (a) Of the county where the corporation's registered office is located; or

                  (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

         2.       The payment must be accompanied by:

                  (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

                  (b) A statement of the subject corporation's estimate of the fair value of the shares;



                  (c) An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

                  (e) A copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

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

         1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

         2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

(Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

         1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

(Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

         1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

         3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

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

         4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

                  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

                  (b) For the fair value, plus accrued interest, of his
                      after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470

(Added to NRS by 1995, 2091)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

         1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the subject corporation and in favor of all
                      dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

                  (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

         4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

         5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092)

                                    EXHIBIT C
                           Form of Demand for Payment

Notice of the Angelciti Entertainment, Inc. (the "Company") Share Exchange Agreement with IChance International, Inc. was mailed to the shareholders of the Company on or about November __, 2002.

The undersigned shareholder of Angelciti Entertainment, Inc. does hereby certify that he was a beneficial shareholder of the Company's common stock prior to November ___, 2002 and makes a demand for payment under Nevada Revised Statute 92A.440.

DEADLINE FOR MAKING THE DEMAND:

The Demand for Payment must be received by the Company by __________ (not be less than 30 nor more than 60 days after the date the notice is delivered).

MAILING ADDRESS FOR DEMAND:

                          AngelCiti Entertainment, Inc.
                         Attn: Larry Hartman, President,
                          9000 Sheridan Street, Suite 9
                            Pembroke Pines, FL 33024

DOCUMENTS NEEDED TO MAKE DEMAND:

The shareholder making a demand must deliver this form of Demand for Payment executed by the shareholder and original copies of stock certificates to the mailing address listed above. Shareholders who have lost their stock certificates may contact Larry Hartman 1-800-230-2249 for further instructions.

Number of shares of common stock owned by the shareholder:______________________ Number of shares for which demand of payment is made:___________________________ Stock certificate numbers enclosed with this form of Demand for Payment:___________

                                            Name of Beneficial Holder of Stock


                                            ---------------------------------
                                            (Please Print)


                                            ----------------------------------
                                            (Signature)


                                            ----------------------------------
                                            Address and phone number

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